Exhibit 99.1

PolarityTE Announces Equity Purchase Agreement for up to $25 Million with Keystone Capital Partners

SALT LAKE CITY, December 5, 2019 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, today announced that it has entered into a $25.0 million equity purchase agreement (the “Agreement”) with Keystone Capital Partners, LLC (“Keystone”), a New York-based institutional investor.

Under the Agreement, PolarityTE has the right over a period of 36-months to sell to Keystone from time to time up to $25.0 million of its stock. PolarityTE controls the timing and amount of the sales subject to the terms of the Agreement. The purchase price in each purchase transaction will be based on the prevailing market price at the time of purchase.

“This agreement with Keystone provides PolarityTE with additional access to capital to support operations, while our control of the timing and amount of sales under the Agreement allows us to manage the dilutive impact” commented David Seaburg, President of PolarityTE. “We believe this agreement puts us in a strong financial position as we continue to advance the commercialization of SkinTE.”

Keystone has agreed not to engage in any direct or indirect short selling or hedging of PolarityTE’s shares of common stock. There are no rights of first refusal, participation rights, penalties or liquidated damages in the Agreement. As consideration for Keystone’s commitment to purchase shares of common stock pursuant to the Agreement, PolarityTE will pay Keystone an administrative fee of $250,000 on the date of the Purchase Agreement and $50,000 every six months following the date of the initial purchase notice during the term of the Agreement. The Agreement and the related Registration Rights Agreement are summarized in PolarityTE’s Current Report on Form 8-K filed today with the Securities and Exchange Commission. The Company will use the net proceeds from the sale of shares to Keystone under the Agreement as disclosed in any prospectus or prospectus supplement filed with the Securities and Exchange Commission at the time of sale.

In addition to the Agreement, PolarityTE also entered into a Registration Rights Agreement with Keystone under which PolarityTE has agreed to register the sale of the shares of common stock that are issued to Keystone under the Agreement pursuant to the existing shelf registration statement on Form S-3 (File No. 333-229584) or a new registration statement.

The information contained in this press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares of our common stock discussed herein, nor shall there be any offer, solicitation, or sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon PolarityTE’s beliefs and assumptions as of the date of this release. PolarityTE’s actual results could differ materially based on its ability to satisfy the conditions in the Equity Purchase Agreement to direct Keystone to make purchases of common stock and thereby generate the net proceeds it intends to use, and the risk factors and other items described in more detail in the “Risk Factors” section of PolarityTE’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. PolarityTE specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

Media:

Angela Ziegler

VP, Marketing and Public Relations

PolarityTE, Inc.

AngelaZiegler@polarityte.com

(385) 239-0363